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                                                       EXHIBIT 23.2


                          INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in the Registration Statement (Form S-8) of IBS Interactive, Inc., pertaining to the registration of 1,380,000 shares of Common Stock to be issued pursuant to each of the 1998, 1999 and 2000 IBS Interactive, Inc. Stock Option Plans of our report dated March 31, 1999 relating to the financial statements of digital fusion, inc. (formerly ROI Consulting, Inc.) for the year ended December 31, 1998 included in the amended Current Report on Form 8-K/A of IBS Interactive, Inc. filed with the Securities and Exchange Commission on May 16, 2000.

                                      /s/ Ernst & Young LLP


Jacksonville, Florida
August 16, 2000